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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference of our opinion dated March 4, 1998 appearing in this Annual Report on Form 10-K of United Companies Financial Corporation for the year ended December 31, 1997 in the following: Registration Statement No. 33-15326 on Form S-8 pertaining to the United Companies Financial Corporation 1986 Employee Incentive Stock Option Plan, Registration Statement No. 33-17366 on Form S-8 pertaining to the United Companies Financial Corporation Employees' Savings Plan and Trust, Registration Statement No. 33-29994 on Form S-8 pertaining to the 1989 Stock Incentive Plan and the 1989 Non-Employee Director Stock Option Plan, Registration Statement No. 33-54955 on Form S-8 pertaining to the 1993 Stock Incentive Plan and the 1993 Non-Employee Director Stock Option Plan, Registration Statement No. 33-68626 on Form S-3 pertaining to the registration of 1,951,204 shares of United Companies Financial Corporation Common Stock, Registration Statement No. 33-60367 on Form S-3 pertaining to the registration of $200 million of United Companies Financial Corporation Debt Securities and Preferred Stock, Registration Statement No. 33-52739 on Form S-3 pertaining to the registration of 200,000 shares of United Companies Financial Corporation Common Stock, Registration Statement No. 33-63069 on Form S-8 pertaining to the United Companies Financial Corporation Management Incentive Plan, Registration Statement No. 333-21985 on Form S-3 pertaining to the registration of $500 million of United Companies Financial Corporation Debt Securities, Preferred Stock and Common Stock and Registration Statement No. 333-33347 on Form S-8 pertaining to the 1996 Long-Term Incentive Compensation Plan and the 1996 Non-Employee Director Stock Plan.

DELOITTE & TOUCHE LLP

Baton Rouge, Louisiana
March 25, 1998